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Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of March 5, 2002

by and between

ABBOTT LABORATORIES

("Seller")

and

CHATTEM, INC.

("Buyer")

i

TABLE OF CONTENTS
(continued)

ii

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement, dated as of March 5, 2002 (this "Agreement"), is entered into by and between ABBOTT LABORATORIES, an Illinois corporation ("Seller"), and CHATTEM, INC., a Tennessee corporation ("Buyer"). Seller and Buyer sometimes are referred to herein collectively as the "Parties" and individually as a "Party."

WITNESSETH:

        WHEREAS, Seller wishes to sell certain of its assets and liabilities related to developing, manufacturing, marketing and selling the products listed on Exhibit A attached hereto (collectively, the "Products") commonly known as the Selsun Blue® product line (expressly excluding the Animal Applications Business (as defined herein)), which includes the trademarks and trade names listed on Schedule 2.1(c) attached hereto, anywhere in the world other than India (the "Product Line") to Buyer, and Buyer wishes to purchase such assets from Seller and assume such liabilities.

        NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1—DEFINITIONS; CONSTRUCTION

        1.1 Definitions. The following initially capitalized terms have the following meanings when used herein:

        "1933 Act" has the meaning set forth in Section 8.15.

        "1934 Act" has the meaning set forth in Section 8.15.

        "ADR" has the meaning set forth on Exhibit F attached hereto.

        "Accountants" has the meaning set forth in Section 3.5(b).

        "Accounts Receivable" has the meaning set forth in Section 2.2(b).

        "Actual Marketing Permit Approval Time" has the meaning set forth in Section 4.2(c)(vi).

        "Affiliate" means (a) any corporation or business entity fifty percent (50%) or more of the voting stock of which is owned directly or indirectly by any Party; (b) any corporation or business entity that directly or indirectly owns fifty percent (50%) or more of the voting stock of any Party; or (c) any corporation or business entity under the direct or indirect Control of such corporation or business entity as described in clause (a) or (b) above; provided, however, that with respect to Seller, the term "Affiliate" shall specifically exclude TAP Holdings Inc., TAP Finance Inc. and TAP Pharmaceuticals Products Inc.

        "Agreement" means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

        "Animal Applications Business" means certain assets and liabilities of Seller and its Affiliates related to developing, manufacturing, marketing and selling shampoos and health related products for non-human application, including, without limitation, the developing, manufacturing, marketing and selling of Seleen® and any other product in the Selsun Blue® product line intended exclusively for non-human application.

        "Allocation Schedule" has the meaning set forth in Section 3.3.

        "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement and Bill of Sale attached hereto as Exhibit C.

        "Assumed Liabilities" has the meaning set forth in Section 2.3.

        "Business Day" means any day, other than a Saturday or Sunday, on which commercial banks are not authorized to close in Chicago, Illinois.

        "Buyer" has the meaning set forth in the introductory paragraph hereof.

        "Buyer's Officer's Certificate" has the meaning set forth in Section 7.3(c).

        "Buyer Tax Indemnification" has the meaning set forth in Section 9.2(b)(v).

        "CPR" has the meaning set forth on Exhibit F attached hereto.

        "Calculation" has the meaning set forth in Section 3.5(a).

        "Closing" means the closing of the purchase and sale of the Closing Assets and the assignment and assumption of the Assumed Liabilities each as contemplated by this Agreement.

        "Closing Assets" has the meaning set forth in Section 2.1.

        "Closing Date" means the date, time and place for the Closing as set forth in Section 4.1.

        "Confidentiality Agreement" has the meaning set forth in Section 11.3(a).

        "Contracts" has the meaning set forth in Section 2.1(d).

        "Control" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or equity interest, by contract or otherwise.

        "Delay Notice" has the meaning set forth in Section 4.2(c)(vi).

        "Excluded Assets" has the meaning set forth in Section 2.2.

        "Excluded Liabilities" has the meaning set forth in Section 2.4.

        "Extension Option" has the meaning set forth in Section 4.2(c)(vi).

        "FDA" means the Federal Food and Drug Administration.

        "Financing Commitments" has the meaning set forth in Section 6.6.

        "Financial Statements" has the meaning set forth in Section 5.11.

        "Governmental Authority" means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

        "Impeding Factors" has the meaning set forth in Section 4.2(c)(i).

        "Indemnified Person" has the meaning set forth in Section 9.5(a).

        "Indemnifying Person" has the meaning set forth in Section 9.5(a).

        "India" means the Republic of India.

        "Indian Business" means certain assets and liabilities of Seller and its Affiliates related to developing, manufacturing, marketing and selling the Selsun Blue® product line in India, including, without limitation, products intended for human or non-human application in India.

        "Indian Business Licensee" has the meaning set forth in Section 8.14(a).

        "Information" has the meaning set forth in Section 11.3(b).

        "International Inventory Cost" has the meaning set forth in Section 4.2(c)(v).

        "International Retained Assets" has the meaning set forth in Section 4.2(c)(i).

        "Inventory" has the meaning set forth in Section 2.1(e).

        "Inventory Trademark License Agreement" means the Inventory Trademark License Agreement attached hereto as Exhibit D.

        "Knowledge" means, with respect to Buyer, the actual knowledge of the executive officers of Buyer, and with respect to Seller, the actual knowledge of Rolland Carlson, Robert Crim, Bart Jacoby, Steve Lichter, Bob Matis, Margaret Mao, Ned McCoy, Jeff McGuire or Christopher Turek, assuming diligent exercise of their respective duties to Seller.

        "Law" means each provision of any currently existing federal, state, local or foreign, environmental, civil and criminal law, statute, ordinance, order, code, rule, regulation or common law, promulgated or issued by any Governmental Authority or any interpretation thereof, as well as any judgments, decrees, injunction or agreements issued or entered into by any Governmental Authority.

        "Licenses" has the meaning set forth in Section 2.1(f).

        "List Numbers" has the meaning set forth in Exhibit A attached hereto.

        "Local Antitrust Requirements" has the meaning set forth in Section 4.2(c)(i).

        "Local Closing" has the meaning set forth in Section 4.2(c)(v).

        "Local Closing Grace Period" has the meaning set forth in Section 4.2(c)(vi).

        "Local Landed Cost" has the meaning set forth in Section 4.2(c)(v).

        "Losses" has the meaning set forth in Section 9.1(a).

        "Manufacturing Agreement" means the Manufacturing Agreement attached hereto as Exhibit B.

        "Manufacturing Assets" has the meaning set forth in Section 2.1(a).

        "Marketing Permits" has the meaning set forth in Section 4.2(c)(i).

        "Material Adverse Effect" means, with respect to the Product Line, any change, effect or circumstance that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the business or operations of the Product Line taken as a whole; provided, however, that, for purposes of this Agreement, Material Adverse Effect shall not include (a) changes to the economy, (b) changes to the Product Line resulting from acts of terrorism or war or (c) changes resulting from the announcement or disclosure of the transactions contemplated herein.

        "Monthly Average Exchange Rate" means, with respect to each country or territory, the average exchange rate of the current month and prior month source rate used by Seller for financial reporting, generally as reported by Reuters on the penultimate Business Day of each month.

        "Net Sales" means gross sales less the following: returns; allowances; discounts; and distributor fees.

        "Ohio Distribution Warehouse" means the distribution warehouse of Seller located in Columbus, Ohio.

        "Other Agreements" means, collectively, the Assignment and Assumption Agreement, the Inventory Trademark License Agreement, the Manufacturing Agreement, the Trademark Assignment and the United States Transition Services Agreement.

        "Party" or "Parties" has the meaning set forth in the introductory paragraph hereof.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

        "Pre-Closing Receivables" has the meaning set forth in Section 8.9.

        "Product Line" has the meaning set forth in the recitals hereof.

        "Product" or "Products" has the meaning set forth in the recitals hereof.

        "Product Registrations" means all permits, licenses, approvals and authorizations granted by any Governmental Authority with respect to any Product.

        "Product Registration Transfers" has the meaning set forth in Section 4.2(c)(iii).

        "Products Under Development" means any product intended for the dandruff shampoo category and which is under development for the Product Line on the Closing Date.

        "Promotional Liabilities" has the meaning set forth in Section 2.3(d).

        "Purchase Price" has the meaning set forth in Section 3.1.

        "Returns Limit" has the meaning set forth in Section 8.3(b).

        "Royalty" has the meaning set forth in Section 4.2(c)(iv).

        "Seller" has the meaning set forth in the introductory paragraph hereof.

        "Seller's Officer's Certificate" has the meaning set forth in Section 7.2(c).

        "Seller Required Consent" has the meaning set forth in Section 2.5.

        "Seller Tax Indemnification" has the meaning set forth in Section 9.1(b)(v).

        "Straddle Period" has the meaning set forth in Section 8.7(a).

        "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

        "Technical Information" means all documents, Product formulation documentation for all Products as reflected in the Product files, specifications and any other documented information of whatever nature and wherever located that (a) are owned or controlled by Seller and (b) relate exclusively to the development, manufacture, processing, testing, storage, packaging, labeling, regulations, safety, quality or performance of the Product Line including, without limitation, information about all complaints and FDA reportable adverse events (real or alleged) received in the five (5) year period immediately prior to Closing and all corrective and preventive action taken in such period, information and material required for regulatory purposes in any market where the Product Line is supplied and details of all regulatory approvals of the Product Line.

        "Termination Option" has the meaning set forth in Section 4.2(c)(vi).

        "Third Party" means any Person other than Seller or Seller's Affiliates or Buyer or Buyer's Affiliates.

        "Top Twenty Country" has the meaning set forth in Section 4.2(c)(vi).

        "Trademark Assignment" means the Trademark Assignment attached hereto as Exhibit G.

        "Transferred Intellectual Property" has the meaning set forth in Section 2.1(c).

        "Transition Period" has the meaning set forth in Section 4.2(c)(iv).

        "United States" means the United States of America.

        "United States Inventory" has the meaning set forth in Section 3.5(a).

        "United States Transition Services Agreement" means the Transition Services Agreement attached hereto as Exhibit E.

          1.2  Construction

          (a)  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. Seller and Buyer acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever used herein, the words "include," "includes" and "including" shall mean "include, without limitation," "includes, without limitation" and "including, without limitation," respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

          (b)  With respect to any particular action, the use of the words "Seller shall" or "Seller will" herein shall also mean "Seller shall cause" the particular action to be performed.

          (c)  Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller's sole and exclusive option, either by Seller directly or by any Affiliate or designee of Seller that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part.

ARTICLE 2—PURCHASE AND SALE

          2.1  Agreements to Purchase and Sell. Subject to the terms and conditions contained herein and except as otherwise provided in Section 4.2(c) of this Agreement, at the Closing, Seller shall, or shall cause Seller's Affiliates or designees, to grant, sell, transfer, convey, assign and deliver to Buyer or Buyer's Affiliates, and Buyer or Buyer's Affiliates shall purchase and accept from Seller, Seller's Affiliates or Seller's designees, the following assets (collectively, the "Closing Assets"):

          (a)  the equipment and other tangible personal property, whether owned or leased, and used exclusively by Seller or Seller's Affiliates to manufacture and package the Products and listed on Schedule 2.1(a) attached hereto (collectively, the "Manufacturing Assets");

          (b)  all customer and supplier lists and all business files (other than Technical Information) of Seller or Seller's Affiliates for the last four (4) years with respect to the United States operations and for the last two (2) years for operations outside the United States, in each such case relating exclusively to the Product Line, as well as summaries of any other data (other than Technical Information) for the last two (2) years that relates partially to the Product Line to the extent that knowledge thereof is reasonably necessary in order to operate the Product Line as operated prior to the Closing; provided, however, that Seller shall be required to deliver to Buyer only such customer and supplier lists, business files or summaries of any other data in the possession of Seller or Seller's Affiliates or that Seller can deliver using commercially reasonable efforts;

          (c)  (i) the trademarks, trade names, copyrights, service marks and patents, and all applications and registrations for the foregoing relating exclusively to the Product Line and set forth on Schedule 2.1(c) attached hereto (and all of Seller's or Seller's Affiliates' licenses and other rights related thereto), together with the goodwill associated therewith; (ii) the trade secrets and know-how relating exclusively to the Product Line; (iii) the package designs, labels, logos and associated artwork relating exclusively to the Product Line (which, for purposes of clarification, does not include the trademarks or trade names "Abbott," "Abbott Laboratories" and any variants thereof or the stylized symbol "A"); (iv) the domain name www.selsunblue.com; and (v) all other Technical Information (and all of Seller's or Seller's Affiliates' licenses and other rights related thereto) (collectively, the "Transferred Intellectual Property");

          (d)  all rights and interest of Seller or Seller's Affiliates to the contracts relating exclusively to the Product Line, including the contracts listed or described on Schedule 2.1(d) but excluding any such contracts necessary for Seller to perform its obligations under the Other Agreements (collectively, the "Contracts"); provided, however, that any such contracts relating exclusively to the Product Line and necessary for Seller to perform its obligations under the Other Agreements shall be assigned to Buyer pursuant to Section 4.2(c) hereof or the Other Agreements;

          (e)  all finished goods inventory of the Product Line (the "Inventory"), subject to Sections 3.1, 3.5 and 4.2(c) of this Agreement;

          (f)    all licenses, approvals, certificates, permits, franchises or other evidence of authority issued to Seller or Seller's Affiliates by a Governmental Authority relating exclusively to the Product Line (collectively, the "Licenses");

          (g)  all Product information files and sales and marketing information files (including distribution and sales promotion and market research studies) of Seller and Seller's Affiliates, in each case relating exclusively to the Product Line;

          (h)  all rights to media materials relating exclusively to the Product Line and owned or licensed by Seller or Seller's Affiliates, to the extent assignable;

          (i)    all current and pending transferable registrations relating exclusively to the Products;

          (j)    all development and formulation documentation for Products Under Development as reflected in the product development history files;

          (k)  all goodwill relating exclusively to the Product Line;

          (l)    all rights of Sellers or Seller's Affiliates under any express or implied warranties from suppliers of goods or services relating to Products to be sold by Buyer and delivered by Buyer after the Closing Date; and

          (m)  a perpetual and royalty free license to use all intellectual property rights of Seller or Seller's Affiliates necessary to manufacture, package and sell the Product Line to the extent such rights are not included among the Closing Assets, which license shall not be assignable by Buyer (except in connection with the sale of all or substantially all of the Product Line) and may be sublicensed by Buyer only to Buyer's Affiliates.

          2.2  Excluded Assets. Notwithstanding anything to the contrary in this Agreement, at the Closing, Seller shall not, nor shall it cause Seller's Affiliates, to sell, transfer or assign, and Buyer or Buyer's Affiliates shall not purchase or otherwise acquire, any interest whatsoever in the following assets of Seller or Seller's Affiliates (such assets being collectively referred to hereinafter as the "Excluded Assets"):

          (a)  all rights of Seller or Seller's Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

          (b)  all accounts receivable that are accrued but unpaid prior to the Closing Date, or in the case of account receivables related to the International Retained Assets, accrued but unpaid prior to the applicable Local Closing (including, without limitation, all royalties and notes receivable), any payments received with respect thereto on or after the Closing, unpaid interest accrued on any such accounts receivable and any security or collateral related thereto (collectively, the "Accounts Receivable");

          (c)  all cash (including, without limitation, cash on hand and cash in transit), cash equivalents, bank deposits, marketable securities and any advances, pre-payments or deposits under any agreements;

          (d)  all corporate minute books, stock records and Tax returns of Seller or Seller's Affiliates and such other similar corporate books and records of Seller or Seller's Affiliates as may exist on the Closing Date;

          (e)  all intellectual property of Seller or Seller's Affiliates of any kind not listed on Schedule 2.1(c) attached hereto, or referred to in clause (ii), (iii), (iv) or (v) of Section 2.1(c), specifically including the trademarks or trade names "Abbott," "Abbott Laboratories" and any variants thereof and the stylized symbol "A";

          (f)    all real property, buildings, structures and improvements thereon, whether owned or leased by Seller and Seller's Affiliates, and all fixtures and fittings attached thereto, including all manufacturing, distribution and administration facilities of Seller or Seller's Affiliates;

          (g)  all of the rights to equipment and other tangible personal property, whether owned or leased, not listed on Schedule 2.1(a) attached hereto;

          (h)  all rights to refunds of Taxes;

          (i)    all insurance policies and claims thereunder and any claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to Products sold and delivered by Seller prior to the Closing Date or relating to Products sold and delivered by Seller pursuant to Section 4.2(c) prior to the applicable Local Closing;

          (j)    all intercompany payable balances owing to the Product Line;

          (k)  the services of any employees of Seller or Seller's Affiliates and all assets of any employee benefit plan, arrangement or program maintained or contributed to by Seller or any of its Affiliates;

          (l)    all of the raw materials and work-in-process inventory of the Product Line, wherever located; provided, however, that such raw materials and work-in-process inventory shall be purchased by Buyer pursuant to the Manufacturing Agreement;

          (m)  all assets, tangible or intangible, wherever situated, not included in the Closing Assets; and

          (n)  all assets, tangible or intangible, related to the Indian Business or the Animal Applications Business, including, without limitation: (i) the trademarks, trade names, copyrights, service marks and patents, and all applications and registrations for the foregoing, related to the Indian Business or the Animal Applications Business; (ii) the trade secrets and know-how relating to the Indian Business or the Animal Applications Business; (iii) the package designs, labels, logos and associated artwork related to the Indian Business or the Animal Applications Business; and (iv) all other Technical Information and technology related to the Indian Business or the Animal Applications Business (and all of the licenses and other rights of Seller, Seller's Affiliates' or Third Party licensees related thereto).

          2.3  Assumed Liabilities. On the Closing Date, subject to the provisions of Section 2.4, Buyer shall assume, or shall cause Buyer's Affiliates to assume, the liabilities of Seller and Seller's Affiliates identified below in this Section 2.3 (the "Assumed Liabilities") including:

          (a)  all the obligations arising on or after the Closing under the Contracts; provided, however, that Buyer shall not be required to assume any obligations under any Contract not listed in Schedule 2.1(d) if such Contract was required to be listed in Schedule 2.1(d) pursuant to Section 5.6 of this Agreement;

          (b)  Taxes that are the responsibility of Buyer pursuant to Section 3.4, Section 8.7(a) and Section 11.4 of this Agreement and all Taxes relating to the Product Line attributable to any period or partial period beginning on or after the Closing;

          (c)  all product liability and warranty claims involving the Product Line that are not excluded pursuant to Section 2.4(f) hereof;

          (d)  those commitments for promoting and advertising the Product Line specifically identified on Schedule 2.3(d) attached hereto and, subject to Section 8.17 (provided that supplements to Schedule 2.3(d) shall not disclose commitments for promoting and advertising the Product Line greater than $75,000 in the aggregate unless otherwise agreed to by the Parties), any others that Buyer, in its sole discretion, agrees in writing to assume prior to or at Closing (the "Promotional Liabilities");

          (e)  subject to the provisions of Section 8.3 hereof, all liabilities associated with the return of Products on or after the Closing Date other than returns of defective Products or Products that fail to meet manufacturing specifications or legal requirements; and

          (f)    without limiting anything else in this Section 2.3, any and all liabilities, claims, causes of action or litigation involving the Product Line based upon, relating to or arising out of acts, omissions or events occurring on or after Closing, except those obligations, liabilities and commitments described in Section 2.4 hereof.

          2.4  Excluded Liabilities. Neither Buyer nor Buyer's Affiliates will assume, nor will they become responsible for, any liability or obligation of Seller or Seller's Affiliates that is not specifically identified as an Assumed Liability under Section 2.3, including any and all of the following (collectively, the "Excluded Liabilities"):

          (a)  all liabilities and obligations of Seller or Seller's Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

          (b)  all liabilities and obligations of Seller or Seller's Affiliates arising from or related exclusively to the Indian Business or arising from or related exclusively to the Animal Applications Business;

          (c)  all intercompany payable balances owing to Seller or Seller's Affiliates;

          (d)  all obligations related to employees of Seller, including obligations with respect to withholding Taxes of employees, termination and severance pay and all vacation and medical benefits;

          (e)  any and all liabilities, obligations, claims, causes of action or litigation involving the Product Line based upon, directly relating to or arising out of acts, omissions or events occurring prior to Closing, except to the extent specifically described in and expressly assumed by Buyer pursuant to Section 2.3 hereof;

          (f)    all product liability and warranty claims or any similar claim for injury to any person or property, regardless of when made or asserted, involving the Product Line arising exclusively out of acts, omissions or events occurring, or Products manufactured by Seller or Seller's Affiliates, prior to the Closing or that is imposed by operation of Law in connection with any Product manufactured by Seller or Seller's Affiliates prior to the Closing;

          (g)  any Taxes payable with respect to the Product Line or the Closing Assets for any period ending prior to the Closing Date (other than any Taxes that are the responsibility of Buyer pursuant to Section 2.3(b));

          (h)  any liabilities related exclusively to the Excluded Assets;

          (i)    any of Seller's accounts payable, accrued expenses or other current liabilities, except to the extent assumed by Buyer pursuant to Section 2.3 hereof;

          (j)    except to the extent expressly assumed by Buyer pursuant to Section 2.3(d) or Section 2.3(e) hereof, any obligations and liabilities for refunds, advertising, coupons, free-standing inserts, adjustments, allowances, repairs, exchanges and returns relating exclusively to any Product to the extent such obligations and liabilities relate to offers issued or commitments made prior to the Closing Date;

          (k)  any liabilities or obligations arising out of or in connection with any act, omission or circumstance comprising a breach of the Contracts occurring prior to the Closing Date, regardless of when any such liability is asserted;

          (l)    any liabilities or obligations (i) arising by reason of any violation or alleged violation of any Law or any other requirement of any Governmental Authority, including, without limitation, any failure to obtain any relevant governmental permit, license, consent or authorization, (ii) except as specifically provided in Section 2.3, arising by reason of any breach or alleged breach by Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree or (iii) relating to the environment or any hazardous, toxic or chemical substances, including, without limitation, those defined as "toxic" or "hazardous" under any environmental law, with respect to the events, acts, omissions or circumstances existing or occurring prior to the Closing Date; and

          (m)  any other liabilities, regardless of when made or asserted, that are not included in the Assumed Liabilities or otherwise assumed by Buyer hereunder.

          2.5  Procedures for Closing Assets not Transferable.

          (a)  Except as otherwise provided in Section 4.2(c), if any consent that is required of one or more Persons to transfer a Closing Asset (each, a "Seller Required Consent") cannot be obtained prior to the Closing or if any of the Licenses cannot be assigned to Buyer at the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller's obligations with respect thereto, but Seller shall use its commercially reasonable efforts to obtain such Seller Required Consent or assign such License as soon as possible after the Closing or otherwise obtain for Buyer the practical benefit of such property or rights, and Buyer shall use its commercially reasonable efforts to assist in that endeavor. In the case of any Closing Asset for which a necessary consent has not been obtained, Seller shall hold the same in trust for Buyer. In the case of any Contract for which a necessary consent has not been obtained, Buyer shall provide all goods and services, bear all costs and perform all other actions necessary to complete such Contract at no out-of-pocket cost to Seller or Seller's Affiliates, and Seller shall hold for Buyer's account and promptly remit to Buyer all amounts received with respect to such Contract to the extent relating solely to performance thereunder due by Seller after the Closing Date and take all other actions as directed by and at the expense of Buyer. Each of Buyer and Seller shall indemnify and hold harmless the other Party against any Loss arising as a result of a breach of the obligations set forth in this Section 2.5(a) by such Party.

          (b)  Seller shall pay and discharge, and shall indemnify, defend and hold harmless Buyer and its Affiliates from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any Seller Required Consent, whether before or after the Closing Date. Nothing contained in this Section 2.5 or elsewhere in this Agreement shall be deemed a waiver by Buyer of the covenant of Seller to use its commercially reasonable efforts to obtain all of Seller Required Consents and to transfer all Licenses, nor shall this Section 2.5 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Closing Assets any Closing Assets or rights thereunder as to which a Seller Required Consent may be necessary or to exclude any Licenses relating exclusively to the operation of the Product Line.

ARTICLE 3—PURCHASE PRICE; CONSISTENT TREATMENT

          3.1  Purchase Price. The total purchase price for the Closing Assets, excluding Inventory, shall be an amount equal to $75,000,000.00 in cash (the "Purchase Price").

          3.2  Payment of Purchase Price. The Purchase Price shall be paid in accordance with Section 4.2(b).

          3.3  Purchase Price Allocation. The Purchase Price shall be allocated among the Closing Assets as set forth on Schedule 3.3 attached hereto (the "Allocation Schedule") that Buyer will prepare and deliver to Seller on or prior to the Closing Date (which allocation shall be subject to the reasonable approval of Seller). Seller and Buyer shall sign and submit all necessary forms to report this transaction for federal, state and foreign income tax purposes in accordance with the Allocation Schedule, including as provided in Treasury Regulation §1.1060-1, and shall not take a position for tax purposes inconsistent therewith.

          3.4  Prorations. Seller and Buyer agree that all of the following items relating to the Product Line and the Closing Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Buyer liable to the extent such items relate to periods on or after the Closing Date: (a) personal property Taxes (or other similar Taxes), if any, attributable to the Product Line and the Closing Assets; and (b) rents, Taxes and other items payable by Seller under any personal property lease or contract to be assigned to or assumed by Buyer hereunder or for which Buyer is entitled to enjoy the practical benefits of pursuant to Section 2.5. Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

          3.5  Inventory Valuation.

          (a)  On or prior to the Closing Date, Seller and Buyer shall jointly conduct a physical count of the Inventory as of the Closing Date located in the Ohio Distribution Warehouse and located in Montreal, Canada and intended for the United States market (the "United States Inventory"), and Buyer shall make or cause to be made a calculation of the United States Inventory value as of the Closing Date in accordance with Seller's accounting policies (as referred to in the last sentence of Section 5.11) and including 2002 Standard Manufacturing Costs Per Unit, as set forth in the Montreal Section of Exhibit 2.3(a) to the Manufacturing Agreement, Montreal or Ohio Distribution Warehouse (as the case may be), plus freight-in (the "Calculation"). Any United States Inventory that exceeds a twelve (12) month supply per List Number (as measured on the basis of sales for the six-month period preceding the Closing Date), to the extent of such excess, or any United States Inventory that is not of a good and merchantable quality shall not be included in the Calculation. For purposes of the Calculation, all United States Inventory that has a shelf-life expiration date of less than (i) thirteen and one-half (13.5) months from the Closing Date with respect to Product List Numbers 6165 and 6603 (as described on Exhibit A attached hereto) and (ii) eighteen (18) months from the Closing Date with respect to all other Products shall be excluded from the Calculation; provided, however, that Seller shall have the right to donate such excluded United States Inventory to charitable organizations. With respect to any Inventory donated by Seller to charitable organizations pursuant to this Section 3.5(a), Seller shall notify Buyer of the name and location of such charitable organization promptly after such donation is made. Buyer shall provide Seller with copies of the Calculation and all work papers associated therewith within fifteen (15) days after the Closing Date. Buyer may not assert a claim for indemnification with respect to any United States Inventory that is not included in the Calculation.

          (b)  Seller shall have a period of thirty (30) days in which to review the Calculation and the work papers associated therewith provided by Buyer. If Seller disagrees with all or any part of the Calculation, Seller shall have the right to notify Buyer in writing of such disagreement and the reasons for so disagreeing, in which case Seller and Buyer shall attempt to resolve the disagreement. If within fifteen (15) days after receipt of such notice by Seller, Seller and Buyer are unable to resolve the differences, if any, arising as a result of the Calculation, the Parties or either of them shall submit a statement of all unresolved differences with copies of the Calculation to such independent accounting firm as shall be mutually agreed upon by the Parties (the "Accountants") for a binding and nonappealable determination to be rendered within thirty (30) days after such submission. All fees and expenses of the Accountants incurred in this capacity shall be billed to and shared by Seller and Buyer equally.

          (c)  Buyer shall pay the amount of the United States Inventory value as determined pursuant to this Section 3.5 to Seller, plus any applicable tax, in immediately available funds, within five (5) Business Days after the final determination of the United States Inventory value.

ARTICLE 4—CLOSINGS

          4.1  Closing Date. The Closing hereunder shall take place at the offices of Jones, Day, Reavis & Pogue, 1900 Huntington Center, 41 South High Street, Columbus, Ohio 43215, on March 28, 2002 (the "Closing Date"), and shall be effective for tax, accounting and other computational purposes as of 12:01 a.m. Eastern time on the Closing Date.

          4.2  Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

          (a)  Seller's Actions and Deliveries. Subject to Section 2.5 and Section 4.2(c), Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all of the Closing Assets, and Seller and Buyer shall execute and Seller shall deliver to Buyer the Assignment and Assumption Agreement and such other good and sufficient instruments of transfer and conveyance as shall be reasonably necessary to vest in Buyer good and valid title to all of the Closing Assets. In addition, Seller shall deliver to Buyer a duly executed copy of each Other Agreement.

          (b)  Buyer's Actions and Deliveries. In consideration for the transfer of the Closing Assets, Buyer shall: (i) at the Closing pay to Seller the Purchase Price by a wire transfer of immediately available funds, in accordance with written instructions provided by Seller to Buyer at least two (2) Business Days prior to the Closing Date; and (ii) execute and deliver to Seller the Assignment and Assumption Agreement, whereby Buyer assumes the Assumed Liabilities. In addition, Buyer shall deliver to Seller a duly executed copy of each Other Agreement.

          (c)  International Retained Assets.

    (i)
    Seller and Buyer acknowledge that on the Closing Date legal title to certain of the Closing Assets located outside the United States will remain with Seller or Seller's Affiliates or designees due to any of the following (each, an "Impeding Factor"): (A) competition laws of any relevant country that prohibit the consummation of the transfer of the Closing Assets outside the United States to Buyer (the "Local Antitrust Requirements"), (B) the terms and conditions of any Third Party contract that prohibit the consummation of the transfer of the Closing Assets in any particular country or (C) applicable local regulatory approvals and recordings of Product Registrations in the name of Buyer, Buyer's Affiliate or Buyer's designee, whether by transfer or otherwise (the "Marketing Permits"). Those Closing Assets located outside the United States to which Seller or Seller's Affiliates or Seller's designee retain legal title and possession shall be referred to as the "International Retained Assets." Notwithstanding the foregoing, unless precluded by Local Antitrust Requirements, beneficial ownership to the International Retained Assets shall vest with Buyer on the Closing Date and remain with Buyer until legal ownership vests with Buyer. As of the Closing Date, legal title to and possession of the International Retained Assets shall remain with Seller or Seller's Affiliates or Seller's designees until a local transfer of the International Retained Assets can be implemented as described below. Unless Seller and Buyer agree otherwise in writing to waive such condition, each of the Local Closings (as defined below) for each country or territory shall be subject to the condition of satisfying all applicable Impeding Factors, including any Marketing Permits for any Product sold in such country or territory. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that until the Local Antitrust Requirements have been satisfied in relevant countries or territories requiring such clearance, there shall be no transfer of control from Seller to Buyer over promotional or sales policies related to the Product Line in such countries or territories.

    (ii)
    Seller and Buyer each shall use commercially reasonable efforts to satisfy all Impeding Factors and complete the Local Closing for each country or territory as soon as possible. Subject to Section 4.2(c)(iii), Seller and Buyer each shall bear its own costs and expenses in connection therewith without the requirement of payment of any further consideration.

    (iii)
    Seller and Buyer further acknowledge that under the applicable legislation in certain countries, Buyer may not be permitted to market or sell the Products until such time as the requirements of Marketing Permits have been satisfied. After the Closing Date, to the extent applicable and subject to Section 4.2(c)(vi), Buyer and Seller or their respective designees shall, at Buyer's sole cost and expense, jointly apply to each of the relevant authorities for Marketing Permits, whether by the transfer of Seller's Product Registrations or for the grant of new Product Registrations, whichever is most expeditious, or whichever is otherwise agreed to by the Parties. Where applicable, Seller shall, at Seller's sole cost and expense, cooperate and furnish Buyer or its designee with such assistance from employees of Seller and Seller's Affiliates as may reasonably be required to cause existing Product Registrations to be assigned to Buyer or its designee, or to cause new Product Registrations to be issued. Seller further agrees that during the applicable Transition Period (as defined below) for any Top Twenty Country (as defined below), Seller shall use commercially reasonable efforts to provide reasonable assistance to Buyer or Buyer's Affiliates in establishing an initial business relationship with Seller's distributor of the Product Line in any Top Twenty Country with respect to which Buyer provides notice to Seller that Buyer intends to use Seller's distributor after the Local Closing for such Top Twenty Country.

    (iv)
    As to each country or territory, the "Transition Period" shall be the period from the Closing Date until the earlier of (i) the date each Impeding Factor limiting transfer of Closing Assets has been satisfied (including Marketing Permits for each Product sold in such country or territory) or (ii) the second anniversary of the Closing Date. For the duration of the Transition Period for each country or territory, Seller shall continue to manufacture the Products and operate the Product Line, continue to be the responsible entity under the terms of the Marketing Permits and continue to market, distribute and sell the Products to customers, all in the ordinary course and consistent with past practice. Seller shall be entitled to keep the full amount of the proceeds from the sale of the Product Line during the Transition Period for each country or territory, less (subject to Section 4.2(c)(vi)) a royalty equal to twenty-eight percent (28%) of Net Sales in each applicable country or territory, which shall be calculated and paid to Buyer on a quarterly basis (the "Royalty"). Each Royalty shall be payable to Buyer within sixty (60) days from the end of each calendar quarter for which a Royalty is due. Simultaneously with each payment of Royalty, Seller shall provide to Buyer a statement showing the calculation of the Royalty, and such statement shall include the quarterly Net Sales in United States dollars for each country or territory for which a Royalty is due. The Royalty shall be calculated using sales in each country or territory expressed in local currency and converted to United States dollars using the Monthly Average Exchange Rate. Within ten (10) Business Days of receipt of any such accounting, Buyer shall have the right, during normal business hours and at Buyer's expense, to have an independent certified public accountant, selected by Buyer and acceptable to Seller, audit the Net Sales and Royalty calculation; provided, however, that such independent certified public accountant executes a customary confidentiality agreement with Seller with respect to the information received in connection with such audit. Seller shall, at its expense, reasonably cooperate with Buyer and the independent auditor with respect to any such audit. The decision of the independent auditor with respect to the calculation of Net Sales shall be binding on Buyer and Seller. If, based upon the decision of the independent auditor, there has been an underpayment of Royalties, Seller shall pay the amount of such underpayment to Buyer within ten (10) Business Days from the date Seller receives notice of such underpayment, and if the such underpayment is in excess of fifteen percent (15%) on an aggregate basis for the applicable quarterly period, the expenses of the independent auditor shall be borne by Seller.

    (v)
    Subject to Section 4.2(c)(vi), at the conclusion of the applicable Transition Period, unless otherwise agreed to in writing by Seller and Buyer, there will be a local closing (the "Local Closing") to evidence and effectuate transfer of physical possession of and, if required by Law, legal title to, the applicable International Retained Assets. At each Local Closing, Buyer or Buyer's designee shall purchase from Seller's Affiliates the remaining unsold Inventory existing at the Seller's Affiliates in the applicable country or territory that is not required for fulfilling Seller's commitments in such country or territory at a price equal to Seller's Affiliate's Local Landed Cost (as defined below), provided that such Inventory is merchantable and fit for its intended purpose, of quality and quantity consistent with Seller's past practices over the preceding two (2) years and saleable in the ordinary course. Seller shall have the right to donate any Inventory not purchased by Buyer to charitable organizations. With respect to any Inventory donated by Seller to charitable organizations pursuant to this Section 4.2(c)(v), Seller shall notify Buyer of the name and location of such charitable organization promptly after such donation is made. For the avoidance of doubt, "Local Landed Cost" shall mean the historic price paid by Seller's Affiliates for Inventory, including freight and duties, plus applicable Taxes, such as VAT.

        Promptly after the purchase of Inventory for each country or territory, an adjustment will be made in the United States equal to the difference between the amount paid by Buyer or Buyer's designee for Inventory for such country or territory and the 2002 Standard Manufacturer's Cost Per Unit for such Inventory, as set forth on Exhibit 2.3(a) to the Manufacturing Agreement (and subject to any adjustments in cost made pursuant to the Manufacturing Agreement) (the "International Inventory Cost"), plus 10%, plus freight and duties, plus applicable Taxes, such as VAT. Any excess of the amount paid by Buyer or Buyer's designee for Inventory for each country or territory over the International Inventory Cost for such Inventory, plus 10%, plus freight and duties, plus applicable Taxes such as VAT, shall be promptly paid in the United States by Seller to Buyer. Any amount paid by Buyer or Buyer's designee for Inventory for each country or territory that is less than the International Inventory Cost for such Inventory, plus 10%, plus freight and duties, plus applicable Taxes such as VAT, shall be promptly paid in the United States by Buyer to Seller.

        At each Local Closing, to the extent applicable, Seller shall cause its Affiliate or designee in the relevant country or territory to transfer, and Buyer shall cause its Affiliate or designee to acquire, physical possession of and, if applicable, legal title to, any remaining Closing Assets. In situations where Seller is using a designee rather than an Affiliate, at each Local Closing, Seller shall use commercially reasonable efforts to cause its designee in the relevant country or territory to transfer, and Buyer shall cause its Affiliate or designee to acquire physical possession of and legal title to, any remaining Closing Assets.

    (vi)
    Buyer hereby covenants that immediately after the Closing, Buyer shall use commercially reasonable efforts to establish a presence (which may include appointment of a distributor) in each territory or country in which International Retained Assets are located so that each Local Closing can take place at the conclusion of the applicable Transition Period without further delay. Seller hereby covenants to use reasonable commercial efforts to assist in the effectuation of the Local Closings after the Closing Date. Notwithstanding the foregoing, Buyer shall not be required to complete the Local Closing for any country or territory until the later of (A) three (3) months from the Closing Date, (B) the satisfaction of all applicable Impeding Factors (including Marketing Permits for each Product sold in a particular country or territory) or (C) the expiration of such period of additional time to establish a presence in such country or territory (not to extend beyond two (2) years from the Closing Date) as Buyer has requested by written notice (a "Delay Notice") delivered to Seller no later than thirty (30) days after the Closing Date with respect to any country or territory (the period referred to in this subsection (C) is referred to hereinafter as the "Local Closing Grace Period"). Until the expiration of the Local Closing Grace Period or the Transition Period, whichever is earlier, for any country or territory, Seller shall continue to manufacture the Products and operate the Product Line, continue to be the responsible entity under the terms of the Marketing Permits and continue to market, distribute and sell the Products to customers, all in the ordinary course and consistent with past practices. Seller shall be entitled to keep the full amount of proceeds from the sale of the Product Line in a particular country or territory until the expiration of each Local Closing Grace Period, less the Royalty; provided; however, to the extent that the Local Closing Grace Period for any country or territory extends beyond the later of three (3) months from the Closing Date, the satisfaction of all Impeding Factors (except the Marketing Permits for each Product sold in such country or territory) or the period of time from the Closing Date estimated as necessary to obtain the Marketing Permits for such country or territory, as set forth on Schedule 4.2(c)(vi) attached hereto, the Royalty shall be reduced to fourteen percent (14%) of Net Sales for such country or territory. Seller hereby represents and warrants that Schedule 4.2(c)(vi) has been prepared using commercially reasonable efforts and, to Seller's Knowledge, represents Seller's best estimate to the time required to obtain Marketing Permits for each country or territory. Notwithstanding the foregoing, to the extent that the time actually required to obtain Marketing Permits in any country or territory, excluding any delay in submission for approval and recording caused by a Delay Notice, extends beyond the estimate for such country or territory set forth on Schedule 4.2(c)(vi), the Royalty for such country or territory shall remain at fourteen percent (14%) until the earlier of the Local Closing or the conclusion of the Transition Period.

        With respect to any country (each a "Top Twenty Country") that constitutes one of the twenty (20) largest markets for the Product Line outside the United States (as determined by 2001 Net Sales and as set forth on Exhibit H attached hereto), in the event that a Local Closing does not occur within two (2) years from the Closing Date and such delay is not the result of Buyer's failure to use commercially reasonable efforts to establish a presence in such Top Twenty Country and is not the result of any intervening cause arising after the time that such Local Closing could have taken place in the ordinary course but was delayed pursuant to Buyer's Delay Notice, Buyer acknowledges and agrees that Seller shall, in its sole discretion, by written notice to Buyer, either:

          (1)  terminate the Transition Period with respect to such Top Twenty Country, in which case, except as provided below, Seller and its Affiliates shall have no further responsibility, obligation or liability to Buyer with respect to such Top Twenty Country (the "Termination Option"); or

          (2)  extend the Transition Period for such Top Twenty Country until the earlier of the date each Impeding Factor for such Top Twenty Country has been satisfied or Seller exercises the Termination Option (the "Extension Option").

        With respect to any Top Twenty Country for which Seller elects the Termination Option, Seller shall refund to Buyer an amount equal to one and one-half (1.5) times the 2001 Net Sales for such Top Twenty Country (as set forth on Exhibit H attached hereto), less the total Royalty paid by Seller to Buyer with respect to such Top Twenty Country from the Closing Date until the expiration of the Transition Period (including any extension thereof). Upon payment of such refund to Buyer, Seller shall have no obligation to Buyer with respect to the Product Line in such Top Twenty Country, and Seller shall have the right to continue to operate the Product Line on its own behalf in such Top Twenty Country. Buyer agrees to assign and transfer to Seller, for no additional consideration, any and all trademarks and registrations acquired pursuant to this Agreement with respect to any Top Twenty Country for which Seller pays such refund to Buyer. With respect to any Top Twenty Country for which Seller elects the Extension Option, the Transition Period shall be extended as provided above, and Seller shall continue to operate the Product Line and be entitled to retain the full amount of the proceeds from the sale of the Product Line, and Buyer shall continue to receive the Royalty, all as set forth above. Notwithstanding the foregoing, if a delay in the completion of the Local Closing for any Top Twenty Country is solely attributable to Seller, the Transition Period for such Top Twenty Country and Seller's right to select the Termination Option or the Extension Option for such Top Twenty Country shall be tolled for an amount of time equal to the length of the delay that is solely attributable to Seller.

        With respect to (X) any country or territory that is not a Top Twenty Country, (Y) any Top Twenty Country with respect to which Buyer has failed to use commercially reasonable efforts to establish a presence in order to effectuate the Local Closing for such Top Twenty Country and (Z) any Top Twenty Country with respect to which the Local Closing is delayed due to an intervening cause arising after the time that such Local Closing could have taken place in the ordinary course but was delayed pursuant to Buyer's Delay Notice, in the event that the Transition Period does not conclude or a Local Closing does not otherwise occur within two (2) years from the Closing Date, Buyer acknowledges that Seller shall have no further responsibility, obligation or liability to Buyer with respect to such country or territory and shall have no obligation to make any payment or refund to Buyer with respect to the Product Line in such country or territory, and, except with respect to any Top Twenty Country for which Seller has exercised the Termination Option, Seller shall immediately cease any operation of the Product Line in such country or territory and shall be prohibited from selling Products anywhere in such country or territory, except to the extent necessary for Seller, in the opinion of its counsel, to satisfy its remaining commitments or other legal obligations in such country or territory.

          4.3  Manufacturing Assets. Notwithstanding the foregoing, Seller or Seller's Affiliates may, without any cost or other charge, use the Manufacturing Assets (which shall remain at the facilities of Seller or Seller's Affiliates without any cost or other charge to either Buyer or Seller) during the term of the Manufacturing Agreement and only in accordance with the terms of the Manufacturing Agreement. Seller agrees that, from the Closing Date until the date Buyer acquires physical possession of the Manufacturing Assets, Seller and its Affiliates shall cooperate with Buyer to maintain the Manufacturing Assets, at the sole cost and expense of Buyer, in a manner that is substantially similar to Seller's maintenance of such assets.

ARTICLE 5—REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer, as of the date of execution of this Agreement and as of the Closing Date, as follows:

          5.1  Organization. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Illinois, and is duly qualified to transact business as a foreign corporation in such jurisdictions where the nature of the Product Line makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a Material Adverse Effect on the Product Line. Seller has all requisite corporate power and authority to own, lease and operate the Closing Assets and to carry on the Product Line as now being conducted.

          5.2  Due Authorization. Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Seller. The signing, delivery and performance of this Agreement and the Other Agreements by Seller is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Articles of Incorporation or By-Laws of Seller, or of any material agreement or instrument binding on Seller, or of any applicable order, writ, injunction or decree of any court or governmental instrumentality, and will not result in any lien, encumbrance or charge on any of the Closing Assets. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Other Agreements, will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

          5.3  Title. Subject to Section 2.5 and Section 4.2(c), at the Closing Buyer or Buyer's Affiliates will receive good and valid title to all of the Closing Assets except those assets that Seller or Seller's Affiliates retain due to an Impeding Factor to which Buyer or Buyer's Affiliate will receive beneficial title at the Closing and will receive good and valid legal title at the Local Closing, free and clear of all liens (except for tax liens for Taxes not yet due and payable) and encumbrances, and subject to obtaining any Seller Required Consents (it being understood that this representation shall not apply to the Transferred Intellectual Property, the title of which is addressed exclusively in Section 5.4 hereof).

          5.4  Intellectual Property

          (a)  At the Closing, Buyer or Buyer's Affiliates will receive good and valid title to the Transferred Intellectual Property set forth on Schedule 2.1(c) and all of Seller's and Seller's Affiliates' right, title and interest to the other Transferred Intellectual Property, except assets that Seller or Seller's Affiliates retain due to an Impeding Factor to which Buyer or Buyer's Affiliates will receive beneficial title to at the Closing and will receive at the Local Closing good and valid legal title to such retained Transferred Intellectual Property set forth on Schedule 2.1(c) and all of Seller's and Seller's Affiliates right, title and interest to such other retained Transferred Intellectual Property.

          (b)  Except as would not reasonably be expected to have a Material Adverse Effect, the Transferred Intellectual Property set forth on Schedule 2.1(c)and, to Seller's Knowledge, the other Transferred Intellectual Property is, subject to Section 4.2(c), freely assignable and has not been and is not the subject of any pending or, to Seller's Knowledge, threatened adverse claim, judgment, injunction, order, decree or agreement restricting its use in connection with the Products or assignment thereof by Seller or Seller's Affiliates or of any pending or, to Seller's Knowledge, threatened litigation or claim of infringement.

          (c)  To Seller's Knowledge, except as set forth on Schedule 5.4, there are no circumstances in existence that have the effect that: (i) the manufacture, sale or marketing of any Product may infringe any patent, trademark, trade name, copyright or legally protected right of another; or (ii) any person is manufacturing, selling or distributing any product or service that infringes any of the Transferred Intellectual Property. Seller has the right to use the Transferred Intellectual Property set forth on Schedule 2.1(c) and, to Seller's Knowledge, the other Transferred Intellectual Property, as used for the three (3) years prior to the Closing Date and no other Person has any proprietary, financial or other interest in the Transferred Intellectual Property set forth on

  Schedule 2.1(c) and, to Seller's Knowledge, no other Person has any proprietary, financial or other interest in the other Transferred Intellectual Property, except as set forth on Schedule 2.1(c).

          (d)  Schedule 2.1(c) lists all of the registrations and applications for trademarks used in the operation of the Product Line. Except as indicated on Schedule 2.1(c), Seller owns the trademark registrations and applications set forth on Schedule 2.1(c), and the goodwill associated therewith, free and clear of any liens or encumbrances. As of the date hereof and the Closing Date with respect to the United States, and only as of the date of the applicable Local Closing with respect to the International Retained Assets: (i) the trademark registrations and applications set forth on Schedule 2.1(c) are, with respect to the United States and the Top Twenty Countries, valid and in good standing, and to Seller's Knowledge, valid and in good standing in each other country or territory; (ii) except for trademarks licensed to Third Party distributors or manufacturers, no Person has a right to use any of the trademark registrations or applications set forth on Schedule 2.1(c); and (iii) except as indicated on Schedule 2.1(c) and except for trademarks issued to Third Party distributors or manufacturers, none of the trademarks set forth on Schedule 2.1(c) is, with respect to the United States or the Top Twenty Countries, currently licensed to or by Seller, and, with respect to any other country or territory, to Seller's Knowledge, currently licensed to or by Seller. As of the date hereof and the Closing Date, no written notice has been received by Seller claiming that any trademark registration or application set forth on Schedule 2.1(c) infringes upon the rights of any other Person. Except as set forth on Schedule 2.1(c), the scope and class of goods covered by the trademark registrations and applications as set forth on Schedule 2.1(c) includes dandruff shampoo, and Seller has not taken any action to limit the scope or class of goods covered by such trademark registrations or applications that in any way excludes dandruff shampoos.

          (e)  Schedule 2.1(c) lists the patent registrations and patent applications used in the operation of the Product Line. Except as indicated on Schedule 2.1(c), Seller owns the patent registrations and applications set forth on Schedule 2.1(c) free and clear of any liens or encumbrances. To Seller's Knowledge, the patent registrations set forth on Schedule 2.1(c) are valid and in good standing and no other Person has a right to use any of the patents reflected on Schedule 2.1(c).

          5.5  Litigation

          (a)  Except as would not reasonably be expected to have a Material Adverse Effect, there is no action, suit, litigation, proceeding, claim or governmental investigation pending or, to Seller's Knowledge, threatened, directly or indirectly, involving the Product Line or the transactions contemplated hereby.

          (b)  Except as would not reasonably be expected to have a Material Adverse Effect, there is no unsatisfied or outstanding order, writ, judgment, injunction, decree or administrative mandate affecting the Product Line. To Seller's Knowledge, since January 1, 1999, Seller has not received any claims in the aggregate in excess of $10,000 seeking damages for personal or other injuries resulting from the operation of the Product Line.

          5.6  Contracts. Schedule 2.1(d) to this Agreement constitutes a complete and accurate list as of the date of this Agreement of each of the Contracts related exclusively to the Product Line operation in the United States and that requires a remaining payment or commitment of $10,000 or more in any consecutive twelve (12) month period. Except as would not reasonably be expected to have a Material Adverse Effect, each Contract is a valid and binding obligation of Seller and in full force and effect, subject to: (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws and related regulations and judicial doctrines, from time to time in effect affecting creditors' rights and remedies generally; and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity

          5.7  Default. Except as would not reasonably be expected to have a Material Adverse Effect, and except as set forth on Schedule 5.7, neither Seller, nor Seller's Affiliates, nor, to Seller's Knowledge, any other party to any Contract, is in default in complying with any provisions thereof, and no condition or set of facts exists that, with notice, lapse of time or both would constitute a default thereunder on the part of Seller or Seller's Affiliates or, to Seller's Knowledge, on the part of any other party thereto.

          5.8  Consents. Subject to Section 4.2(c) and except for any required filings with the FDA or pursuant to applicable competition or antitrust laws, no notice to, filing with, authorization of, exemption by, or consent of, any Governmental Authority is required for Seller or Seller's Affiliates to consummate the transactions contemplated hereby.

          5.9  Brokers, Etc. Except for Goldman, Sachs & Co., the fees and expenses of which shall be the responsibility of Seller, no broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

          5.10  Compliance with Laws; Permits

          (a)  Seller or Seller's Affiliates own, or through a Third Party distributor have the beneficial use of, all Licenses and other governmental authorizations in the United States or abroad that are necessary for the Product Line, except where the failure to have such licenses, franchises, permits and other governmental authorizations would not have a Material Adverse Effect. Such Licenses and other governmental authorizations are valid and all were validly applied for and issued, and Seller has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such License or other governmental authorization.

          (b)  Seller has materially complied with and is in material compliance with all Licenses and Laws applicable to the Product Line, and there does not exist any basis for any claim of default under or violation of any such Licenses or Laws, except such defaults or violations or such basis for any claims of such defaults or violations, if any, that in the aggregate do not and will not have a Material Adverse Effect on the Product Line.

          5.11  Financial Statements. Schedule 5.11 attached hereto contains the Statement of Net Sales and Division Margin of the Product Line for the fiscal years ended December 31, 2000 and December 31, 2001 (the "Financial Statements"). The Financial Statements have been prepared in accordance with Seller's accounting policies, applied on a consistent basis, and fairly present, in all material respects, the Net Sales and Division Margin of the Product Line for the periods covered thereby.

          5.12  Absence of Changes or Events. To Seller's Knowledge, since December 31, 2001, there has not been any change, effect or circumstance that has had a Material Adverse Effect on the Product Line. To Seller's Knowledge, there are no facts or circumstances that will or would result in such a Material Adverse Effect. Since December 31, 2001, Seller has caused the Product Line to be operated in the ordinary course consistent with past practice and in accordance with the planned promotional calendar for the Product Line.

          5.13  Customers. To Seller's Knowledge, since December 1, 2001, there has not been any change in the business relationship of Seller with Seller's fifteen (15) largest United States customers of the Product Line that has or could have a Material Adverse Effect. For purposes of this Section 5.13, Seller's fifteen (15) largest United States customers shall be measured by the two (2) year average annual Product Line sales volume of Seller's customers within the United States.

          5.14  Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 5, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE CLOSING ASSETS OR THE PRODUCT LINE AND BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER IS SELLING AND CONVEYING THE CLOSING ASSETS AND THE PRODUCT LINE ON AN "AS IS, WHERE IS" BASIS. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, BUYER IS ACQUIRING THE CLOSING ASSETS IN RELIANCE ON ITS OWN INVESTIGATION AND ON AN "AS IS, WHERE IS" BASIS AND WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER. Buyer acknowledges and agrees that neither Seller, its Affiliates nor any of their representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, projections or schedules heretofore made available by Seller, Seller's Affiliates or their representatives to Buyer, any of its Affiliates or their representatives or any information that is not included in this Agreement or the Schedules hereto, and neither Seller, Seller's Affiliates nor any of their representatives will have or be subject to any liability to Buyer, any of its Affiliates or their representatives resulting from the distribution of any such information to, or the use of any such information by, Buyer, any of its Affiliates or any of their representatives.

ARTICLE 6—REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller, as of the date of execution of this Agreement and as of the Closing Date, as follows:

          6.1  Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Tennessee, and is duly qualified to transact business as a foreign corporation in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          6.2  Due Authorization. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Buyer. The signing, delivery and performance of this Agreement and the Other Agreements by Buyer is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the charter or bylaws or other formation documents of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Other Agreements will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

          6.3  Consents. Except as set forth on Schedule 6.3 attached hereto, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer or its Affiliates to consummate the transactions contemplated hereby.

          6.4  Litigation. There is no litigation, proceeding, claim or governmental investigation pending or, to Buyer's Knowledge, threatened relating to or affecting Buyer's or Buyer's Affiliates' ability to purchase or operate the Product Line or assume the Assumed Liabilities relating thereto.

          6.5  Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or Buyer's Affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

          6.6  Financing. Buyer has, through $35,000,000 of its own resources and through the Commitment Letter, dated March 4th, 2002, from Banc of America Securities, a true and correct copy of which has been provided to Seller, the "Financing Commitments", the necessary financial resources available to it to consummate the transactions when and as contemplated by this Agreement.

          6.7  Independent Investigation and Valuation.

          (a)  In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement and in the Other Agreements, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Product Line (including Buyer's own estimate and appraisal of the value of the financial condition, assets, operations and prospects of the Product Line). Buyer confirms to Seller that Buyer is sophisticated and knowledgeable in the business of the Product Line and is capable of evaluating the matters set forth above.

          (b)  Buyer has made the valuation required pursuant to Section 801.10 of Title 16 of the United States Code of Federal Regulations and has determined that the fair market value of the nonexempt portion of the asset acquisition contemplated by this Agreement is less than $50,000,000.00.

ARTICLE 7—CONDITIONS PRECEDENT TO CLOSINGS

          7.1  Conditions to Each Party's Obligations. The respective obligation of each Party to transfer and convey the Closing Assets and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible) at or prior to the Closing of the following condition: no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement.

          7.2  Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

          (a)  The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as if made on the Closing Date, other than representations and warranties that expressly speak as of the date hereof or any other specific date (which need only be true and correct in all material respects as of such date) except where the failure of such representations and warranties to be so true and correct in all material respects would not have a Material Adverse Effect;

          (b)  Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

          (c)  Buyer shall have received from Seller a certificate, dated the Closing Date, duly executed by an officer of Seller, reasonably satisfactory in form to Buyer, to the effect of (a) and (b) above (the "Seller's Officer's Certificate");

          (d)  Seller shall have delivered or caused to be delivered to Buyer each of the documents specified in Section 4.2(a) hereof; and

          (e)  There shall not have occurred since December 31, 2001 any event or occurrence with respect to the Product Line or the Closing Assets that has resulted in a Material Adverse Effect and Seller shall not have received written notice of a threatened investigation, action or other proceeding that would result in a Material Adverse Effect.

          7.3  Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

          (a)  The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as if made on the Closing Date, other than representations and warranties that speak as of the date hereof or any other specific date (which need only be true and correct in all material respects as of such date);

          (b)  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

          (c)  Seller shall have received from Buyer a certificate, dated the Closing Date, duly executed by an officer of Buyer, reasonably satisfactory in form to Seller, to the effect of (a) and (b) above (the "Buyer's Officer's Certificate"); and

          (d)  Buyer shall have delivered or caused to be delivered to Buyer each of the documents specified in Section 4.2(b) hereof.

ARTICLE 8—COVENANTS; OTHER AGREEMENTS

          8.1  Access. Prior to the Closing, Seller will grant to Buyer or cause to be granted to Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Seller relating exclusively or primarily to the Product Line; provided, that such access does not unreasonably interfere with the normal operations of Seller, its Affiliates or the Product Line and that any meetings, conferences or other events at which the presence of Seller's or its Affiliates representatives, employees, counsel or accountants is required shall be scheduled at a mutually agreeable time and place upon Buyer's prior notice to Seller, such notice to be received by Seller in a reasonable and timely manner. Prior to the applicable Local Closing, Seller will promptly provide to Buyer any material information, records or reports collected, maintained or prepared by Seller, as the case may be, in the ordinary course and consistent with past practices with respect to the operation of the Product Line in each country or territory outside the United States; provided, however, that Seller shall not be obligated to provide Buyer with any information Seller is legally or contractually prohibited from disclosing.

          8.2  Ordinary Conduct of the Business. Except as expressly permitted by the terms of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect, from the date hereof to the Closing, or, to the extent applicable, the date of each Local Closing, Seller will cause the Product Line to be conducted in the ordinary course consistent with past practice. Without limiting the foregoing, except as expressly provided in this Agreement, Seller shall not, without the prior written consent of Buyer:

          (a)  sell or otherwise dispose of or abandon any of the Closing Assets except for sales or dispositions of equipment, supplies and fixed assets having a fair market value not in excess of $10,000 individually or $100,000 in the aggregate and that do not materially affect the operation of the Product Line;

          (b)  with respect to the operation of the Product Line in the United States, make any written change to the terms upon which Seller extends credit to customers of the Product Line, discounts prices or offers other terms or sales incentives or coupons or free standing inserts, other than changes occurring in the ordinary course of business and consistent with past practice and subject to the approval of Buyer, which approval shall not be unreasonable withheld;

          (c)  with respect to the operation of the Product Line in the United States, engage in any promotional sale or discount or other activity with customers that is not consistent in nature and timing with past practices as contemplated in the promotional activity calendar for the Product Line, as set forth in Schedule 8.2(c) attached hereto, which has or would reasonably be expected to have the effect of changing the period in which sales would otherwise be expected to occur; or

          (d)  enter into or become subject to any new material contract, agreement or commitment relating exclusively to the Product Line, except as would not reasonably be expected to have a Material Adverse Effect.

          8.3  Responsibility for Promotional Liabilities and Product Returns.

          (a)  Buyer shall be responsible for and shall pay, indemnify and hold Seller harmless from and against any Promotional Liabilities.

          (b)  Buyer shall be responsible for and shall indemnify and hold harmless Seller from and against (i) all returns of Product made during the first three (3) months after Closing or Local Closing, as appropriate, relating to sales of the Products prior to the Closing, or Local Closing, as appropriate, up to a limit equal to (A) with respect to returns relating to sales of the Products in the United States, $148,575 and (B) with respect to returns relating to sales of the Products in countries or territories outside the United States, $175,000 in the aggregate (the "Returns Limit"), and (ii) all returns made following the three (3) month period after the Closing relating to sales of the Products.

          (c)  Seller shall be responsible for and shall pay, indemnify and hold Buyer harmless from and against all returns of Products made during the first three months after the Closing Date in excess of the Returns Limit. Buyer shall not be entitled to any Royalty on sales related to such returns of Product.

          (d)  During the three (3) month period following the Closing Date, Buyer will not initiate or encourage customers of the Product Line to return Products, except as Buyer deems prudent or necessary due to quality, health or safety reasons or as required by Law.

          (e)  During the three (3) month period following the Closing Date, Buyer shall advise Seller in writing on a monthly basis (or weekly basis if returns have exceeded the Returns Limit) of the amount of Product returns received or claimed since the Closing Date.

          8.4  Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto will take, or cause to be taken, all action, and do, or cause to be done, all things necessary under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including the expending of any reasonable amounts legally required in order to effectuate the same.

          8.5  Availability of Records. After the Closing, or the applicable Local Closing, as the case may be, Buyer and Seller shall make available to each other and their Affiliates, agents and representatives (as reasonably requested), any taxing authority or any governmental authority all information, records and documents in their possession relating to the Closing Assets and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing or the applicable Local Closing; (b) the expiration of all statutes of limitations for Taxes for or for tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Buyer and Seller shall also make available to each other, during normal business hours and when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Product Line, including, without limitation, product liability, general insurance liability and automobile insurance liability. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render reasonable assistance to Seller in defending such litigation or claim.

          8.6  Use of Trade or Service Marks. Other than pursuant to the Inventory Trademark License Agreement, neither Buyer nor any of Buyer's Affiliates shall use or permit its distributors to use the name "Abbott Laboratories" or any other corporate, trade or service marks or names owned or used by Seller or its Affiliates, respectively, unless such marks or names are specifically transferred, assigned or licensed as part of the Closing Assets or pursuant to any Other Agreement. Except as set forth in the Manufacturing Agreement or the Inventory Trademark License Agreement, all Product packaging of the Product Line as of the Closing used to package Products manufactured by Buyer or any Affiliate of Buyer after the Closing shall bear a new code identification that indicates the Products were manufactured by Buyer.

          8.6  Tax Matters

          (a)  Taxes. With respect to any income generated by and with respect to any Taxes attributable to the Closing Assets or the Product Line, there shall be a deemed short taxable year ending on the day immediately preceding the Closing Date (or the date of the Local Closing, as applicable), and a second deemed short taxable year beginning on and including the Closing Date (or the date of the Local Closing, as applicable). Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax returns required by Law to be filed in respect of the Closing Assets or the Product Line for periods ending (or deemed to end under this Section 8.7(a)) prior to the Closing Date (or the date of the Local Closing, as applicable). All Taxes indicated as due and payable on such returns shall be paid by Seller as and when required by Law, except for such Taxes as may be contested by Seller in good faith and in appropriate proceedings. Buyer shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax returns required by Law to be filed in respect of the Closing Assets or the Product Line for periods beginning (or deemed to begin under this Section 8.7(a)) on or after the Closing Date (or the date of the Local Closing, as applicable), and all Taxes indicated as due and payable on such Tax returns shall be paid by Buyer as and when required by Law, except for such Taxes as may be contested by Buyer in good faith and in appropriate proceedings. In the event that applicable Law does not permit a division of the taxable period beginning prior to and ending after the Closing Date (a "Straddle Period") into two short taxable periods as described in the first sentence of this Section 8.7(a), Buyer shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns relating to such Straddle Periods. Seller shall reimburse Buyer within fifteen (15) days after the date on which any such Tax return is filed for the portion of any Taxes required to be paid thereunder corresponding to the Taxes allocated to Seller pursuant to Section 3.4 hereof, to the extent such Taxes were paid by Buyer.

          (b)  Tax Matters. After the Closing Date (or the date of the Local Closing, as applicable), Buyer and Seller shall cooperate in filing of any Tax returns or other tax-related forms or reports, to the extent such filing requires providing each other with necessary relevant records and documents relating to the Closing Assets or the Product Line, or providing reasonable access to employees. Seller and Buyer shall cooperate in the same manner in defending or resolving any Tax audit, examination or tax-related litigation. Seller and Buyer shall cooperate in the same manner to minimize any transfer, sales and use Taxes.

          (c)  Inventory Resale Certificates. At the Closing and each Local Closing, Buyer shall execute and deliver to Seller resale certificates if required by applicable Law for all inventory items transferred to Buyer or Buyer's designee (as applicable).

          (d)  Bulk Sales Laws. Seller and Buyer waive compliance with bulk sales laws or similar laws that may be applicable to the sale or transfer of the Closing Assets.

          8.8  Transfer of Certain Equipment. As soon as reasonably practicable following the Closing, any Local Closing or the termination of the Manufacturing Agreement, as applicable, Buyer and Seller shall cooperate with each other in good faith in order to transfer the tangible Closing Assets, Manufacturing Assets or International Retained Assets, as applicable, to a location to be determined by Buyer. All of the direct costs and expenses associated with the transfer of such Closing Assets shall be the responsibility of Buyer.

          8.9  Pre-Closing Receivables.

          (a)  Seller and Buyer acknowledge and agree that all Accounts Receivable of the Product Line that are accrued but unpaid prior to the Closing or, in the case of accounts receivable and notes receivable related to International Retained Assets, accrued but unpaid prior to the applicable Local Closing (collectively, the "Pre-Closing Receivables") shall remain the property of Seller or Seller's Affiliates and shall be collected by Seller or Seller's Affiliates subsequent to the Closing. In the event that, subsequent to the Closing or the applicable Local Closing, Buyer or Buyer's Affiliates receives any payments of any kind from any obligor with respect to Pre-Closing Receivables, then, if such payment is specified to be for a Pre-Closing Receivable, Buyer shall promptly remit the full amount of such payment to Seller. If such payment is not specified to be with respect to any particular receivable, it shall be attributed on a first-in, first-out basis until such time as the Pre-Closing Receivables with respect to such obligor are paid in full to Seller and remitted consistent with the preceding sentence.

          (b)  Seller shall promptly remit to Buyer any and all proceeds from accounts receivable relating to the Product Line that (i) are received by Seller on or after the Closing Date and relate to sales of Products in the United States made on or after the Closing Date; and (ii) are received by Seller on or after a Local Closing has occurred with respect to a particular country and relate to sales of Products in such country that occurred on or after the date of the Local Closing.

          8.10  Maintenance of the Product Line. At all times on or after the Closing or the Local Closing, as applicable, if and to the extent that the Closing Assets are in the possession of Seller or Seller's Affiliates, Seller will continue, and will cause Seller's Affiliates to continue to: (a) conduct the Product Line in the ordinary course; (b) maintain the Closing Assets in substantially the same condition as heretofore maintained; and (c) use its commercially reasonable efforts to preserve intact relationships with suppliers and customers of the Product Line. Until the Closing Assets are transferred to Buyer in their entirety, Seller hereby agrees to identify such assets, to ensure that such assets are used exclusively for Buyer's benefit and deliver such assets in good operating condition and repair, subject to ordinary wear and tear.

          8.11  Covenants Not to Compete

          (a)  As an inducement for Buyer to enter into this Agreement, Seller covenants and agrees that, except for actions taken pursuant to an Other Agreement and subject to Section 8.11(d), from and after the Closing and continuing for five (5) years from the Closing, neither Seller nor Seller's Affiliates shall, directly or indirectly, Control or manage, or otherwise participate or engage in any business, or own any interest in (other than ownership of 5% or less of the outstanding equity interests of any entity listed on the New York Stock Exchange, the American Stock Exchange or any foreign stock exchange or included in the National Association of Securities Dealers Automated Quotation System), any partnership, corporation, limited liability company, joint venture, trust or any other form of entity, whether as a proprietor, partner, shareholder, joint venturer, trustee or in any other capacity whatsoever, if such business or entity is engaged in developing, manufacturing, marketing or selling dandruff shampoos for human application anywhere in the world other than in India. Notwithstanding anything to the contrary herein contained, Seller may acquire a business that otherwise would violate the foregoing restrictions as long as no more than fifteen (15%) of the annual sales of the acquired business is in businesses that violate the foregoing restrictions.

          (b)  Buyer acknowledges that Seller and Seller's Affiliates have entered into definitive agreements to license the Indian Business to a Third Party and, as an inducement for Seller to enter into this Agreement, Buyer covenants and agrees that from and after the Closing and continuing for the lesser of fifteen (15) years from the Closing and the longest time permitted by applicable Law, neither Buyer nor Buyer's Affiliates shall Control or manage, or otherwise participate or engage in any business, or own any interest in (other than ownership of 5% or less of the outstanding equity interests of any entity listed on the New York Stock Exchange, the American Stock Exchange or any foreign stock exchange or included in the National Association of Securities Dealers Automated Quotation System), any partnership, corporation, limited liability company, joint venture, trust or any other form of entity, whether as a proprietor, partner, shareholder, joint venturer, trustee or in any other capacity whatsoever, if such business or entity is engaged in developing, manufacturing, marketing or selling dandruff shampoos in India.

          (c)  Buyer acknowledges that the Animal Applications Business is excluded from the Product Line and, as an inducement for Seller to enter into this Agreement, Buyer covenants and agrees that from and after the Closing and continuing for five (5) years thereafter, neither Buyer nor Buyer's Affiliates shall Control or manage, or otherwise participate or engage in any business, or own any interest in (other than ownership of 5% or less of the outstanding equity interests of any entity listed on the New York Stock Exchange, the American Stock Exchange or any foreign stock exchange or included in the National Association of Securities Dealers Automated Quotation System), any partnership, corporation, limited liability company, joint venture, trust or any other form of entity, whether as a proprietor, partner, shareholder, joint venturer, trustee or in any other capacity whatsoever, if such entity is engaged in developing, manufacturing, marketing or selling dandruff shampoos intended for non-human application. Notwithstanding anything to the contrary herein contained, Buyer may acquire a business that otherwise would violate the foregoing restrictions as long as no more than twenty-five percent (25%) of the annual sales of the acquired business is in businesses that violate the foregoing restrictions.

          (d)  Seller and Buyer acknowledge and agree that, notwithstanding the terms of this Section 8.11, neither Seller nor any of Seller's Affiliates shall in any way be prohibited from (i) fulfilling any obligations under this Agreement or any Other Agreement, (ii) owning or controlling any interest in the Indian Business, (iii) owning or controlling any interest in the Animal Applications Business, (iv) owning, controlling or operating the Product Line solely within any Top Twenty Country with respect to which Seller elects the Termination Option and has paid to Buyer any refund due pursuant to Section 4.2(c)(vi) or solely within any other country or territory to the extent necessary for Seller, in the opinion of its counsel, to satisfy its remaining commitments or other legal obligations in such country or territory, as set forth in the last paragraph of Section 4.2(c)(vi) or (v) selling Seller's remaining inventory of the product known as Climazol in Australia or New Zealand, such inventory not to exceed a total cost of $10,000 in United States currency.

          8.12  Assistance with Transition of the Product Line. Seller agrees to use commercially reasonable efforts to, as soon as reasonably practicable subsequent to the Closing, provide the following transitional assistance to Buyer:

          (a)  Seller shall provide Buyer with all of the Technical Information in its possession related to the Products (including that relating to CE marking requirements in Europe) and shall, at Buyer's sole cost and expense, offer Buyer reasonable assistance in securing transfers of current product registrations or new registrations as soon as reasonably practicable subsequent to the Closing Date.

          (b)  Seller shall, at Buyer's sole cost and expense, collaborate with Buyer's sales organization in the United States and internationally to notify customers of the Product Line of the transaction contemplated hereby and continuity plans in an effort to ensure continued business under Buyer's ownership, and shall assist Seller in the transfer of local customer accounts.

          8.13  Transfer of Closing Assets and Product Line. Seller shall take such reasonable steps, at Buyer's sole cost and expense, as may be necessary or appropriate, in the reasonable judgment of Buyer at and after the Closing Date or the Local Closing, as applicable, so that Buyer shall be placed in actual possession of all of the Closing Assets and the Product Line. In furtherance thereof, Seller shall execute and deliver such additional instruments of conveyance and transfer as Buyer may reasonably require, in the judgment of Buyer, in order to more effectively vest good and valid title in Buyer, and put Buyer in possession of, the Closing Assets.

          8.14  Indian Business and Animal Applications Business.

          (a)  The Parties acknowledge and agree that nothing contained in this Agreement is intended to transfer any assets or liabilities related to the Indian Business or the Animal Applications Business from Seller (or one of its Affiliates) to Buyer. The Parties further acknowledge and agree that (i) subsequent to the Closing, Seller and Seller's Affiliates may continue to operate the Indian Business in India or may continue to operate the Animal Applications Business and (ii) Seller and Seller's Affiliates have entered into definitive agreements to license the Indian Business to a Third Party (the "Indian Business Licensee").

          (b)  If, to Seller's Knowledge, Products manufactured in India by the Indian Business Licensee bearing the Selsun trademark or incorporating the Selsun formula are exported outside of India, Seller shall (i) notify Buyer of such diversion immediately, and (ii) shall use commercially reasonable efforts to enforce Seller's rights with respect to the license granted to the Indian Business Licensee, including, without limitation, the right to terminate such license.

          8.15  Financial Statements. As soon as practicable following the date hereof, but in no event later than seventy-five (75) days after the Closing, Seller shall, at Buyer's sole cost and expense, provide Buyer with such audited financial statements relating to the Closing Assets as may be required by rules promulgated under the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act"), in connection with the preparation and filing of any registration statement or periodic report by Buyer pursuant to the 1993 Act or the 1934 Act, including, without limitation, unqualified opinions thereon of independent public accountants and consents thereof as required by the 1933 Act or the 1934 Act or the rules and regulations thereunder.

          8.16  Exclusive Dealing. From the date of this Agreement until the Closing Date or the earlier termination hereof, Seller shall not take any action to encourage, initiate or engage in discussions or negotiations with, or provide information to, any one other than Buyer concerning any purchase of the Product Line; provided, however, that the provisions of this Section 8.16 shall not apply after March 31, 2002, if the Closing shall not have occurred by such date.

          8.17  Disclosure Supplements. From the date of this Agreement until three (3) Business Days prior to the Closing Date or earlier termination hereof, and subject to the right of Buyer to terminate this Agreement pursuant to Section 10.1(d), Seller, by written notice to Buyer, may supplement or amend the Schedules or Exhibits to this Agreement with respect to any matter that may arise hereafter that (i) if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or Exhibits to this Agreement, or (ii) is necessary to correct any information in the Schedules or Exhibits to this Agreement or in any representation or warranty of Seller that has been rendered materially inaccurate thereby. The written notice given by Seller to Buyer pursuant to this Section 8.18 will be deemed to have amended the appropriate Schedules to this Agreement and to have qualified the representations and warranties contained in Article 5.

          8.18  Financing Commitments. At all times from the date of this Agreement through the Closing Date, Buyer shall maintain the Financing Commitments or have in place such other financing commitments for the purpose of consummating the transactions contemplated by this Agreement that are not different from the Financing Commitments in any material respect.

ARTICLE 9—INDEMNIFICATION AND SURVIVAL

          9.1  Indemnification by Seller

          (a)  Seller's Indemnity. To the extent set forth in this Section 9.1, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates at all times against and in respect of all losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees, incurred by Buyer or its Affiliates in connection therewith) (collectively, "Losses") that Buyer or its Affiliates may suffer or incur to the extent arising out of or based upon (i) any breach of any of the representations, or warranties of Seller set forth in Article 5 of this Agreement, (ii) any breach of any of the covenants or agreements of Seller set forth in this Agreement (excluding any covenants or agreements of Seller set forth in the Other Agreements), (iii) any Excluded Liability, (iv) any Excluded Asset, or (v) the ownership or operation of the Closing Assets or the Product Line prior to the Closing Date with respect to the United States and prior to the date of the applicable Local Closing with respect to the International Retained Assets.

          (b)  Limitations on Seller's Indemnity.

    (i)
    Seller shall not be liable for any Loss described in Section 9.1(a)(i) (other than any Loss resulting from a breach of the representation and warranty set forth in the first sentence of Section 5.3) until the aggregate of all such Losses for which Seller is liable are in excess of $350,000 and then only to the extent such amount exceeds $350,000. Notwithstanding the foregoing, Seller shall not indemnify or hold Buyer or its Affiliates harmless against any such individual Loss unless such Loss exceeds $25,000 and no such individual Loss of less than $25,000 (exclusive of attorney's fees) shall be considered in determining whether the aggregate Losses exceed the $350,000 threshold set forth in the preceding sentence; provided, however, that for purposes of determining whether aggregate Losses exceed the $350,000 threshold, Buyer may aggregate individual Losses that are less than $25,000 if such Losses arise out of the same occurrence, event or circumstance.

    (ii)
    Seller's aggregate liability for the Losses described in Section 9.1(a)(i) (other than any Loss resulting from a breach of the representation and warranty set forth in the first sentence of Section 5.3 or in Section 5.8) shall not exceed $25,000,000.

    (iii)
    Notwithstanding the provisions of this Section 9.1, the indemnification provided by Section 9.1(a)(i) shall not apply in the case of any breach of any representation or warranty of which Buyer had Knowledge at or prior to the Closing.

    (iv)
    Indemnification hereunder shall include liability for any consequential, incidental, indirect or punitive damages to the extent Buyer or Buyer's Affiliates are required to pay such amount to a Third Party in respect of a final, non-appealable judgment or order obtained by such Third Party. Except as expressly provided in the preceding sentence, there shall be no indemnification by Seller or Seller's Affiliates for any consequential, incidental, indirect or punitive damages.

    (v)
    The representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of twenty-four (24) months, at which time they shall expire except for claims previously made in writing with respect to breaches of such representations and warranties. No claim may be made based upon an alleged breach of any of such representations or warranties, whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Seller pursuant to Section 11.14 within said twenty four (24) month period following the Closing; provided, however, that the representations and warranties in Sections 5.1, 5.2 and 5.3 shall survive for the applicable statute of limitations and that the representations and warranties contained in Section 5.4 shall, with respect to the United States, survive the Closing for a period of thirty-six (36) months and, with respect to the International Retained Assets, shall survive until the later of thirty-six (36) months from the Closing or eighteen (18) months from the applicable Local Closing, at which time they shall expire except for claims previously made in writing with respect to breaches of such representations and warranties. The indemnification obligations of Seller relating to Taxes pursuant to Section 9.1(a)(iii) ("Seller Tax Indemnification") shall survive the Closing until the expiration of the applicable statute of limitations related to such Taxes, at which time such Tax Indemnification shall expire except for claims previously made in writing with respect to such Tax Indemnification. No claim may be made pursuant to the Tax Indemnification unless written notice of such claim, in reasonable detail, is given to Seller pursuant to Section 10.14 within said applicable statute of limitations period.

          (c)  Notice of Claims. Buyer shall promptly notify Seller in writing of all matters that may give rise to the right to indemnification hereunder. The failure on the part of Buyer to provide such notice in a reasonably prompt manner shall not relieve Seller of any indemnification obligation hereunder except to the extent that Seller is materially prejudiced thereby. Buyer shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 9.1 without Seller's prior written consent (which shall not be unreasonably withheld or delayed). Seller shall have the right, with the consent of Buyer (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by Third Parties that are susceptible to being settled, and to defend through counsel of its own choosing reasonably acceptable to Buyer, at its own expense any action that may be brought by a Third Party in connection therewith. Buyer shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with Third Parties and of the progress of any litigation with Third Parties. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a Third Party.

          9.2  Indemnification by Buyer

          (a)  Buyer's Indemnity. To the extent set forth in this Section 9.2, Buyer agrees to indemnify, defend and hold harmless Seller and Seller's Affiliates at all times against and in respect of Losses that Seller or Seller's Affiliates may suffer or incur to the extent arising out of or based upon: (i) any breach of any of the representations or warranties of Buyer set forth in Article 6 of this Agreement; (ii) any breach of any of the covenants or agreements of Buyer set forth in this Agreement; (iii) any Assumed Liability; or (iv) the ownership or operation of the Closing Assets or the Product Line on or after the Closing Date with respect to the United States and on or after the date of the applicable Local Closing with respect to the International Retained Assets.

          (b)  Limitations on Buyer's Indemnity.

    (i)
    Buyer shall not be liable for any Loss described in Section 9.2(a)(i) until the aggregate of all such Losses for which Buyer is liable are in excess of $350,000 and then only to the extent such amount exceeds $350,000. Notwithstanding the foregoing, Buyer shall not indemnify or hold Seller or the Affiliates harmless against any such individual loss unless such loss exceeds $25,000 and no such individual Loss of less than $25,000 (exclusive of attorneys fees) shall be considered in determining whether the aggregate Losses exceed the $350,000 threshold set forth in the preceding sentence provided, however, that for purposes of determining whether aggregate Losses exceed the $350,000 threshold, Buyer may aggregate individual Losses that are less the $25,000 if such Losses arise out of the same occurrence, event or circumstance.

    (ii)
    Buyer's aggregate liability for the Losses described in Section 9.2(a)(i) (other than any Loss resulting from a breach of the representations and warranties set forth in Section 6.2 or Section 6.5) shall not exceed $25,000,000.

    (iii)
    Notwithstanding the provisions of this Section 9.2, the indemnification provided by Section 9.2(a)(i) shall not apply in the case of any breach of any representation or warranty of which Seller had Knowledge at or prior to the Closing.

    (iv)
    Indemnification hereunder shall include liability for any consequential, incidental, indirect or punitive damages to the extent Seller or Seller's Affiliates are required to pay such amount to a Third Party in respect of a final, non-appealable judgment or order obtained by such Third Party. Except as expressly provided in the preceding sentence, there shall be no indemnification by the Buyer or Buyer's Affiliates for any consequential, incidental, indirect or punitive damages.

    (v)
    The representations and warranties of Buyer contained in this Agreement shall survive the Closing for a period of twenty-four (24) months, at which time they shall expire except for claims previously made in writing with respect to breaches of such representations and warranties. No claim may be made based upon an alleged breach of any of such representations or warranties, whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer pursuant to Section 11.14 within said twenty four (24) month period following the Closing; provided, however, that the representations and warranties in Sections 6.1, 6.2, and 6.5 shall survive for the applicable statute of limitations. The indemnification obligations of Buyer relating to Taxes pursuant to Section 9.2(a)(iii) (the "Buyer Tax Indemnification") shall survive the Closing until the expiration of the applicable statute of limitations related to such Taxes, at which time such Tax Indemnification shall expire except for claims previously made in writing with respect to such Tax Indemnification. No claim may be made pursuant to the Tax Indemnification unless written notice of such claim, in reasonable detail, is given to Buyer pursuant to Section 11.14 within said applicable statute of limitations period.

          (c)  Notice of Claims. Seller shall promptly notify Buyer in writing of all matters that may give rise to the right to indemnification hereunder. The failure on the part of Seller to provide such notice in a reasonably prompt manner shall not relieve Buyer of any indemnification or obligation hereunder except to the extent that the Buyer is materially prejudiced thereby. Seller shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 9.2 without Buyer's prior written consent (which shall not be unreasonably withheld or delayed). Buyer shall have the right, with the consent of Seller (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by Third Parties that are susceptible to being settled, and to defend through counsel of its own choosing reasonably acceptable to Seller, at its own expense, any action that may be brought by a Third Party in connection therewith. Seller shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with Third Parties and any of the progress of any litigation with Third Parties. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a Third Party.

          9.3  Investigation. Except as set forth in Sections 9.1(b)(iii) and 9.2(b)(iii), the rights to indemnification, payment of Losses or other remedies based the representations, warranties, covenants or agreements of the Parties will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and agreements.

          9.4  Exclusive Remedy. Except for any claims arising from or relating to intentional misrepresentations or fraud, from and after the Closing, the rights and remedies set forth in this Article 9 shall constitute the sole and exclusive rights and remedies of Buyer and its Affiliates and Seller and its Affiliates with respect to this Agreement or the transactions contemplated hereby and all other rights and remedies (whether at law or in equity) hereby are expressly waived.

          9.5  Net Losses and Subrogation

          (a)  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an "Indemnified Person") shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses; and (ii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other Third Party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnified Person (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Person providing the indemnification (the "Indemnifying Person") the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

          (b)  Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any Third Party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

          9.6  Insurance. Each of Buyer and Seller shall obtain and keep in force during the term of its indemnity obligations under this Agreement insurance polices from a reputable insurance company or pursuant to its self-insurance program providing such Party with insurance coverage for the Product Line that is reasonably consistent with the levels of insurance coverage customarily maintained in the shampoo industry.

ARTICLE 10—TERMINATION

          10.1  Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (a)  by mutual written consent of Seller and Buyer;

          (b)  by Buyer if any of the conditions set forth in Sections 7.1 or 7.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

          (c)  by Seller if any of the conditions set forth in Sections 7.1 or 7.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (d)  by Buyer, if any supplemental disclosure made by Seller pursuant to Section 8.17 discloses any matter that would result in a Material Adverse Effect and Buyer exercises such right by the earlier of five (5) days of Buyer's receipt of the relevant supplemental disclosure or the Closing Date;

          (e)  by Seller if the Financing Commitments (or any replacement thereof permitted pursuant to Section 8.18) shall have been materially modified or amended in any adverse respect, revoked or terminated or otherwise shall not be in full force and effect;

          (f)    by Buyer if the Closing does not occur on or prior to June 30, 2002;

          (g)  by Seller if the Closing does not occur on or prior to March 31, 2002;

          provided, however, that the Party seeking termination pursuant to clause (b), (c), (d) or (e) is not in breach to any material extent of any of its representations, warranties, covenants or agreements contained in this Agreement.

          10.2  Notification of Termination. In the event of termination by Seller or Buyer pursuant to this Article 10, written notice thereof shall forthwith be given to the other Party, and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

          10.3  Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 10, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 11.3 relating to the obligation of Buyer and Seller to keep confidential certain information, (b) Section 11.4 relating to expenses, (c) Section 11.2 relating to publicity, (d) Sections 5.9 and 6.5 relating to finders' fees and brokers' fees, (e) this Section 10.3, and (f) Article 11 relating to miscellaneous provisions. Nothing in this Article 10 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

ARTICLE 11—MISCELLANEOUS

          11.1  Assignment. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer hereto and their respective successors and assigns; provided, however, that no assignment shall be made on or prior to the Closing Date.

          11.2  No Press Release Without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement to the customers or suppliers of Seller will be issued without the joint approval of Seller and Buyer, except any public disclosure that Seller or Buyer is required by Law or by any stock exchange or interdealer quotation system on which its securities are listed or quoted (in which case the Party making the disclosure will use commercially reasonable efforts to consult with the other Party prior to making any such disclosure).

          11.3  Confidentiality.

          (a)  Except as required by applicable Law, all confidential or proprietary information related to the Product Line supplied to Buyer by Seller shall be maintained in strict confidence by Buyer, Buyer's Affiliates and their employees, advisors and agents in accordance with the Confidentiality Agreement, dated as of January 24, 2002, between Buyer and Seller (the "Confidentiality Agreement"), and in the event that this Agreement is terminated, all written materials relating thereto shall be returned to Seller or destroyed as provided in such confidentiality agreement and Buyer shall deliver an officer's certificate to Seller certifying as to such return or destruction. In such event, Buyer and its employees, advisors and agents shall make no further use of such information whatsoever.

          (b)  Seller agrees that, after the Closing Date, Seller shall and shall cause its directors, officers, employees, advisors and Affiliates to, keep the Information (as defined below) confidential for a period of three (3) years from the Closing Date, except that any Information required by Law or legal or administrative process to be disclosed may be disclosed consistent with the provisions of this Section 11.3. For purposes hereof, the term "Information" means all proprietary information that constitutes a trade secret relating exclusively to the Product Line, the Closing Assets and the Assumed Liabilities, other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 11.3, or as developed after the Closing Date independently by Seller or as obtained from Third Parties without breach by such Third Parties of any confidentiality obligation. The foregoing covenant shall not prevent Seller from disclosing Information as required by Law or in response to the order of a court or other Governmental Authority, provided that Seller promptly notifies Buyer prior to such disclosure in a manner that permits Buyer to timely challenge such order or obtain a protective order.

          11.4  Expenses. Each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement, including any cost and expenses related to any filings made pursuant to Local Antitrust Requirements in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any sales, transfer, use, stamp duty or other tax (other than income tax) or recording cost or registration or filing fees incurred upon the sale or transfer of the Closing Assets shall be paid by Buyer.

          11.5  Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

          11.6  Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of Seller and Buyer hereto. This Agreement and the Other Agreements contain the entire agreement and understanding between Seller and Buyer with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter; provided, however, that except as otherwise agreed by Seller and Buyer, nothing herein shall modify or supersede any of the Other Agreements.

          11.7  No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and Buyer and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

          11.8  Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

          11.9  Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

          11.10  Alternative Dispute Resolution. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the Other Agreements or the transactions contemplated hereunder or thereunder shall be resolved pursuant to the alternative dispute resolution procedures set forth on Exhibit F.

          11.11  Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          11.12  Counterparts. Seller and Buyer may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

          11.13  Further Documents. Each of Buyer and Seller will, and will cause its respective Affiliates to, at the request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

          11.14  Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:
If to Buyer, to:	Chattem, Inc. 1715 West 38th Street Chattanooga, Tennessee 37409 Attn: President and Chief Operating Officer Facsimile Number: (423) 821-6423
with copies to:	Miller & Martin LLP Suite 1000 Volunteer Building 832 Georgia Avenue Chattanooga, Tennessee 37402-2289 Attn: Hugh F. Sharber, Esq. Facsimile Number: (423) 785-8480
If to Seller, to:	Abbott Laboratories 100 Abbott Park Road Building AP6D, Department 364 Abbott Park, Illinois 60064-6020 Attn: Senior Vice President, Secretary and General Counsel Facsimile Number: (847) 938-6277
with copies to:	Jones, Day, Reavis & Pogue 1900 Huntington Center Columbus, Ohio 43215 Attn: Randall M. Walters Facsimile Number: (614) 461-4198

provided, however, that if any Party shall have designated a different address by notice to the others pursuant to this Section 11.14, then to the last address so designated.

          11.15  Schedules. Buyer agrees that any disclosure by Seller in any Schedule attached hereto shall not establish any threshold of materiality.

  * * * * * * * * * * *

        IN WITNESS WHEREOF, Seller and Buyer hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CHATTEM, INC.
By:
A. Alexander Taylor II President and Chief Operating Officer
ABBOTT LABORATORIES
By:
Gary L. Flynn President, Ross Products Division, Abbott Laboratories

FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT

        This First Amendment to Asset Purchase Agreement (this "Amendment") is entered into and effective as of March 21, 2002, by and between Abbott Laboratories, an Illinois corporation ("Seller") and Chattem, Inc., a Tennessee corporation ("Buyer").

WITNESSETH:

        WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated March 5, 2002 (the "Agreement"); and

        WHEREAS, Seller and Buyer desire to amend the Agreement as set forth below.

        NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.
Capitalized Terms.    Unless otherwise indicated, all capitalized terms used in this Amendment, including the above Recitals, shall have the same meaning ascribed to those terms in the Agreement.

1.
Amendment to Section 4.2(c)(vi).    Section 4.2(c)(vi) of the Agreement is hereby amended as follows:

          (a)  The fourth sentence of the first paragraph of Section 4.2(c)(vi) is hereby deleted in its entirety and replaced with the following:

      Until the Local Closing or the expiration of the Transition Period, whichever is earlier, for any country or territory, Seller shall continue to manufacture the Products and operate the Product Line, continue to be the responsible entity under the terms of the Marketing Permits and continue to market, distribute and sell the Products to customers, all in the ordinary course and consistent with past practices.

          (b)  The fifth sentence of the first paragraph of Section 4.2(c)(vi) is hereby deleted in its entirety and replaced with the following:

      Seller shall be entitled to keep the full amount of proceeds from the sale of the Products in a particular country or territory until the Local Closing or the expiration of the Transition Period, whichever is earlier, less the Royalty; provided; however, if the Local Closing for any country or territory is delayed by a Local Closing Grace Period, then to the extent that such Local Closing Grace Period for such country or territory extends beyond the later of three (3) months from the Closing Date, the satisfaction of all Impeding Factors (except the Marketing Permits for each Product sold in such country or territory) or the period of time from the Closing Date estimated as necessary to obtain the Marketing Permits for such country or territory, as set forth on Schedule 4.2(c)(vi) attached hereto, the Royalty shall be reduced to fourteen percent (14%) of Net Sales for such country or territory upon the later of such to occur.

3.
Counterparts.    This Amendment may be executed in counterparts, each of which shall be deemed to be an original and both of which when taken together, shall constitute a single instrument.

4.
Continuance of Agreement; Single Document.    Except as specifically amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, should hereafter be read as a single integrated document, incorporating the changes set forth in this Amendment.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Seller and Buyer hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

CHATTEM, INC.
By:
A. Alexander Taylor II President and Chief Operating Officer
ABBOTT LABORATORIES
By:
Gary L. Flynn President, Ross Products Division, Abbott Laboratories

2

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
TABLE OF CONTENTS (continued)
ASSET PURCHASE AGREEMENT
ARTICLE 1—DEFINITIONS; CONSTRUCTION
ARTICLE 2—PURCHASE AND SALE
ARTICLE 3—PURCHASE PRICE; CONSISTENT TREATMENT
ARTICLE 4—CLOSINGS
ARTICLE 5—REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 6—REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 7—CONDITIONS PRECEDENT TO CLOSINGS
ARTICLE 8—COVENANTS; OTHER AGREEMENTS
ARTICLE 9—INDEMNIFICATION AND SURVIVAL
ARTICLE 10—TERMINATION
ARTICLE 11—MISCELLANEOUS
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT